EXHIBIT 99.1
For immediate release
For more information, contact:
Investors, Rusty Fisher, 713-307-8770
Media, Janice Aston White, 713-307-8780
Endeavour announces
2007 first quarter results
Houston, TX — May 8, 2006 — Endeavour International Corporation (AMEX:END) today reported financial and operating results for the first quarter of 2007 that included a 500 percent increase in revenues and a 600 percent growth in oil and gas production. The improved performance reflects the effect of a full quarter of operations from newly acquired properties in the United Kingdom.
“This quarter’s results reflect the positive impact of our acquisition of UK producing interests in late 2006,” said William L. Transier, chairman, chief executive officer and president. “For the first full quarter since the purchase, these assets have outperformed our initial estimates and generated cash flows that we will put to work in our exploration and development activities.”
Without the effect of an unrealized loss of $15.7 million relating to the change in the market value of oil and gas derivative contracts, income would have been $1.9 million or $0.02 per diluted share. Actual loss for the period was $6.0 million or $0.05 per diluted share as compared to a loss of $6.9 million or $0.09 per diluted share in the same quarter last year. Revenues for first quarter 2007 were $42.8 million as compared to $8.5 million during the same period in 2006. Oil and gas sales for the quarter were 913,000 (BOE) at an average realized price of $58.97 per BOE.
Highlights for the quarter include:
First full-quarter of production from acquisition of interests in the United Kingdom — Endeavour gained a significant position in several producing oil and gas fields in the Central North Sea at the end of 2006. Combined with production from its Norwegian interests, the company had sales of approximately 10,000 barrels of oil equivalent per day (BOEPD) during the first quarter 2007, which compares to 1,700 BOEPD for the same period in 2006.
The planned drilling of four wells as part of ongoing exploration campaign — Current plans for 2007 call for the company to participate in the drilling of three wells in the United Kingdom sector of the North Sea and one well on the Norwegian Continental Shelf.
•	Balgownie prospect, Block 30/23b — Later this week, Endeavour will commence drilling operations for the Balgownie prospect on Block 30/23b in the Central Graben region that will test a Fulmar sand objective. The company is operator and will hold a 45 percent working interest in the license after regulatory approval of a farm-out agreement with Atlantic Petroleum for a 15 percent working interest. The well will be the first of two wells to be drilled by the company this year with the GlobalSantaFe Galaxy II jack-up rig.

•	Emu prospect, Block 48/1a — This well is scheduled to begin drilling in the Southern Gas Basin with the Galaxy II in mid-to-late summer and will test a Leman sandstone objective. Endeavour will serve as operator with a 25 percent working interest in the license.

•	NW Flank prospect, Njord field — Endeavour will participate in the drilling of an exploration well in Norway during the third quarter. The company holds a 2.5 percent working interest in the NW Flank Prospect in the Haltenbanken Basin that will test the middle to lower Jurassic section in two fault blocks.

•	Acer, Block 16/18b — The Acer prospect in the South Viking Graben area of the North Sea has been plugged and abandoned. The prospect tested an Upper Jurassic sandstone target south of the Brae and Miller fields. Endeavour holds a five percent working interest in the well.
Commitment to drill the first appraisal well at the Columbus discovery — Endeavour and its partners have committed to drill the first appraisal well at the Columbus discovery on Block 23/16f in the Central North Sea in the third quarter. The SEDCO 704 semi-submersible has been contracted to drill a well to the north of the discovery.
The final phase of development in the Enoch Field on Block 16/13a — Production is expected to begin later in May from the Enoch field located on the median between the United Kingdom and Norway. Endeavour expects initial net production of 1,000 BOEPD. The company holds an eight percent interest in the field.
Earnings Conference Call Tomorrow, Wednesday, May 9 at 9:00 A.M. CDST (10:00 A.M. EDST)
Endeavour will host an analyst conference call tomorrow, Wednesday, May 9, 2007 at 9:00 a.m. Central Daylight Time (10:00 a.m. Eastern Daylight Time) to discuss 2007 first quarter earnings. To participate and ask questions during the conference call, dial 1-877-704-5379 (U.S., toll-free) or 1-913-312-1293 (international), pass code : 6984086 . To listen only to the live audio web cast via the Internet, access Endeavour’s Internet home page at www.endeavourcorp.com.
A replay will be available beginning at 12:00 p.m. Central time on May 9 through 12:00 p.m. Central time on May 16 by dialing toll free 1-888-203-1112 (U.S.) or 719-457-0820 (international), pass code: 6984086.
Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

Endeavour International Corporation
Comparative Condensed Statements of Operations
(Amounts in Thousands, Except per Share Data)

	Three Months Ended March 31,
	2007	2006
Revenues	$42,790	$8,476
Cost of Operations:
Operating expenses	10,711	2,145
Depreciation, depletion and amortization	19,213	2,296
Impairment of oil and gas properties	—	849
General and administrative	5,367	5,451

Total Expenses	35,291	10,741

Income (Loss) From Operations	7,499	(2,265)

Other Income (Expense):
Commodity derivatives:
Realized gains	11,072	—
Unrealized losses	(15,696)	—
Interest income	604	621
Interest expense	(4,773)	(1,163)
Other	(559)	(249)

Total Other Expense	(9,352)	(791)
		[a] [a]aa[a][a][a] [a]aa[a][a][a][a][a][a][a][a]

Loss Before Income Taxes	(1,853)	(3,056)
Income Tax Expense	1,290	3,843

Net Loss	(3,143)	(6,899)
Preferred Stock Dividends	2,844	39

Net Loss to Common Stockholders	$(5,987)	$(6,938)

Basic and Diluted Loss per Common Share	$(0.05)	$(0.09)

Weighted Average Number of Common Shares Outstanding — Basic and Diluted	120,304	78,334

Endeavour International Corporation
Comparative Condensed Consolidated Balance Sheets
(Amounts in Thousands)

	March 31, 2007	December 31, 2006
Assets
Current Assets:
Cash and cash equivalents	$23,157	$39,814
Restricted cash	21,963	1,867
Accounts receivable	35,583	61,104
Prepaid expenses and other current assets	18,450	25,783

Total Current Assets	99,153	128,568

Property and Equipment, Net	314,460	319,315
Goodwill	291,752	291,752
Other Assets	25,341	34,835

Total Assets	$730,706	$774,470

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$30,779	$36,928
Current maturities of debt	—	2,410
Accrued expenses and other	34,222	41,799

Total Current Liabilities	65,001	81,137

Long-Term Debt	276,250	303,840
Deferred Taxes	115,389	115,155
Other Liabilities	35,093	32,510

Total Liabilities	491,733	532,642

Commitments and Contingencies

Series C Convertible Preferred Stock	124,585	125,000

Stockholders’ Equity	114,388	116,828

Total Liabilities and Stockholders’ Equity	$730,706	$774,470

Endeavour International Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(Amounts in Thousands)

	Three Months Ended March 31,
	2007	2006
Cash Flows from Operating Activities:
Net loss	$(3,143)	$(6,899)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	19,213	2,296
Impairment of oil and gas properties	—	849
Deferred tax expense (benefit)	261	3,031
Unrealized loss on commodity derivatives	15,696	—
Amortization of non-cash compensation	1,884	2,832
Other	442	172
Changes in assets and liabilities:
Decrease in receivables	25,427	263
Increase (decrease) in other current assets	2,829	(909)
Decrease in accounts payable and accrued expenses	(16,298)	(15,058)

Net Cash Provided by (Used in) Operating Activities	46,311	(13,423)

Cash Flows From Investing Activities:
Capital expenditures	(13,480)	(10,299)
(Increase) decrease in restricted cash	(20,096)	2,873

Net Cash Used in Investing Activities	(33,576)	(7,426)

Cash Flows From Financing Activities:
Repayments of borrowings	(30,000)	—
Other financing	(110)	—

Net Cash Provided by Financing Activities	(30,110)	—

Net Decrease in Cash and Cash Equivalents	(17,375)	(20,849)
Effect of Foreign Currency Changes on Cash	718	1,079
Cash and Cash Equivalents, Beginning of Period	39,814	76,127

Cash and Cash Equivalents, End of Period	$23,157	$56,357

Endeavour International Corporation
Operating Statistics

	Quarter ended March 31,
	2007	2006
Production:
Oil and condensate sales (Mbbl):
United Kingdom	397	--
Norway	131	144

Total	528	144

Gas sales (MMcf):
United Kingdom	2,259	--
Norway	54	54

Total	2,313	54

Total sales (MBOE):
United Kingdom	773	—
Norway	140	153

Total	913	153

Oil and condensate price ($ per Bbl):
Before commodity derivatives	$53.54	$61.93
Effect of commodity derivatives	$5.96	$(7.67)

Realized prices including commodity derivatives	$59.50	$54.26

Gas price, ($ per Mcf):
Before commodity derivatives	$6.28	$12.14
Effect of commodity derivatives	$3.43	$—

Realized prices including commodity derivatives	$9.71	$12.14

Equivalent oil price, ($ per BOE):
Before commodity derivatives	$46.85	$62.58
Effect of commodity derivatives	$12.12	$(6.86)

Realized prices including commodity derivatives	$58.97	$55.72